EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Morgan Growth Fund
File Number: 811-1685
Registrant CIK Number: 0000068138


Items  73

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72 through 74 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


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

SEC Series Identifier S000002871
Class 1 SEC Identifier C000007888
Class 2 SEC Identifier C000007889

Item 73

Distributions per share for which record date passed during the period:

B)      1. Distributions of capital gains                                                                           $.497
        2. Distributions of capital gains from a second class of open-end company shares                            $1.541


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